EXHIBIT 99.1

Planet 13 Announces Results of AGM

Las Vegas, Nevada – July 28, 2022 – Planet 13 Holdings Inc. (CSE: PLTH) (OTCQX: PLNHF) (“Planet 13” or the “Company”), a leading vertically-integrated cannabis company in the United States, announced the following results for each item of business considered at Planet 13’s Annual Meeting of Shareholders held on Wednesday, July 27, 2022.

Election of Directors

The following table sets the percentage of shares voted in respect of the election of directors:

Nominee	% For	% Withheld
Robert Groesbeck	99.02%	0.98%
Larry Scheffler	99.00%	1.00%
Michael Harman	99.52%	0.48%
Adrienne O’Neal	99.37%	0.63%

Re-Appointment of Auditors

99.00% of shares voted were voted in favor of re-appointing Davidson & Company LLP as auditor and authorizing the board of directors of the Company to fix the auditors remuneration for the following year.

For further inquiries, please contact:

LodeRock Advisors Inc., Planet 13 Investor Relations

mark.kuindersma@loderockadvisors.com

(416) 465-6931

Robert Groesbeck or Larry Scheffler

Co-Chief Executive Officers

ir@planet13lasvegas.com

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About Planet 13

Planet 13 (www.planet13holdings.com) is a vertically integrated cannabis company, with award-winning cultivation, production, and dispensary operations in Las Vegas and in Orange County, California. Planet 13 also holds a medical marijuana treatment center license in Florida and a 49% interest in Planet 13 Illinois which holds a conditional license for a Social-Equity Justice Involved dispensing license in the Chicago-region of Illinois. Planet 13’s mission is to build a recognizable global brand known for world-class dispensary operations and a creator of innovative cannabis products. Planet 13’s shares trade on the Canadian Securities Exchange (CSE) under the symbol PLTH and OTCQX under the symbol PLNHF.

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The Company is indirectly involved in the manufacture, possession, use, sale, and distribution of cannabis in the recreational and medicinal cannabis marketplace in the United States through licensed subsidiary entities in states that have legalized marijuana operations, however, these activities are currently illegal under United States federal law. Additional information regarding this and other risks and uncertainties relating to the Company’s business, including COVID-19, are contained under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the U.S. Securities and Exchange Commission at www.sec.gov and on the Company’s issuer profile on SEDAR at www.sedar.com and in the Company’s periodic reports subsequently filed with the U.S. Securities and Exchange Commission and on SEDAR.

No stock exchange, securities commission, or other regulatory authority has approved or disapproved the information contained herein.

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